Exhibit 10.1

January 2, 2013

Dear Scott,

It is with great pleasure that Coinstar offers you the position of Chief Executive Officer with the company commencing on April 1, 2013. During the period from January 2, 2013 through March 31, 2013 you will continue in your current role as Chief Financial Officer. Effective on April 1, 2013, you will assume the title, authority and responsibilities of Chief Executive Officer of Coinstar, Inc. reporting directly to the Board of Directors. This letter will serve to confirm our understanding of your acceptance of this position.

Salary

Effective April 1, 2013, your compensation will be based on an annualized salary of $750,000 less all required withholding for taxes and social security. You will be paid bi-weekly (26 times per year).

Incentive Plans:

You are also eligible to participate in Coinstar’s incentive plans in 2013. As of the effective date of this promotion, your target bonus opportunity will be 100% of your base compensation. The allocation of your short-term incentive compensation will be guided by the 2013 Executive Incentive Compensation Plan as administered by the Compensation Committee of the Board of Directors (the “Committee”).

Your total 2013 Long-Term Incentive Plan (LTIP) is also administered by the Committee and the value of the LTIP will be approximately $2,000,000. The LTIP will consist of approximately fifty percent (50%) performance based restricted stock, thirty percent (30%) options, and twenty percent (20%) time-based restricted stock. All equity will be subject to the terms of the Company’s 2011 Incentive Plan (“Equity Incentive Plan”) and the respective grant and award agreements. This equity award will be processed with the annual equity grants of other executives in February, 2013.

Benefits

You will continue to be eligible for your current Coinstar benefits.

Scott, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter to our office by January 2, 2013. Congratulations on your promotion, we look forward to an exciting future.

Sincerely,	Accepted by:

/s/ Deborah L. Bevier	/s/ J. Scott Di Valerio	Date	January 2, 2013
Deborah L. Bevier	J. Scott Di Valerio
Chair of the Board of Directors